Exhibit 99.B.e.(xxiv)

FORM OF
AMENDMENT NUMBER 21 TO
PRINCIPAL UNDERWRITING AGREEMENT

Pursuant to the Principal Underwriting Agreement between Hartford Securities Distribution Company, Inc. and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated July 22, 1996, as amended and as assigned to Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) on November 1, 1998 (the “Agreement”), The Hartford Emerging Markets Local Debt Fund, The Hartford Emerging Markets Research Fund and The Hartford World Bond Fund (the “Funds”) are hereby included as new Funds, to which all provisions in the Agreement shall apply.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of       ,     , 2011.

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

By:
Name:
Title:

THE HARTFORD MUTUAL FUNDS, INC.

By:
Name:
Title:

HMF, Inc.